SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                               (Amendment No. 8)




                                    CPI CORP
                                (Name of Issuer)




                                  Common Stock
                         (Title of Class of Securities)




                                    125902106
                                 (CUSIP Number)

1.  NAME OF REPORTING PERSON
     S.S or l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Van Den Berg Management     TAX # 953017097

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   A  [ ]
                                                                   B  [x]
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

                USA

5   SOLE VOTING POWER
                43,259

6   SHARED VOTING POWER

                797,623

7   SOLE DISPOSITIVE POWER

                43,259

8   SHARED DISPOSITIVE POWER

                797,623

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                840,882


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                11.08%

12 TYPE OF REPORTING PERSON*


                IA

Item 1.

(a) Name of Issuer

                CPI Corp

(b) Address of Issuer's Principal Executive Offices

               1706 Washington Avenue
               St. Louis, MO 63103-1790

Item 2.

(a) Name of Person Filing

                VAN DEN BERG MANAGEMENT      IRS# 953017097

(b) Address of Principal Business Office or, if none, Residence

                1301 Capital of Texas Hwy
                Suite  B-228
                Austin, Texas   78746

(c) Citizenship

                USA

(d) Title of Class of Securities

                Common stock

(e) CUSIP Number

                125902106

Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a:

(a)  Broker or Dealer registered under Section 15 of the Act

(b)  Bank as defined in section 3(a)(6) of the Act

(c)  Insurance Company as defined in section 3(a)(19) of the act

(d)  Investment Company registered under section 8 of the Investment Company
Act

(e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-l(b)(l)(ii)(F)

(g) Parent Holding Company, in accordance with 240.13d-l(b)(ii)(G) (Note: See Item 7)

(h) Group, in accordance with 240.13d-l(b)(l)(ii)(H)

Item 4. Ownership

(a) Amount Beneficially Owned

                840,882

(b) Percent of Class

                11.08%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote                     43,259
(ii) shared power to vote or to direct the vote                 797,623
(iii) sole power to dispose or to direct the disposition of      43,259
(iv) shared power to dispose or to direct the disposition of    797,623


Item 5. Ownership of Five Percent or Less of a Class.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

        N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company

        N/A


Item 8. Identification and Classification of Members of the Group       N/A

Item 9. Notice of Dissolution of Group

        N/A

Item 10. Certification


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           Date:        March  7, 2001
                                        ----------------------
                           Signature:   /s/ Jim Brilliant
                                        ----------------------
                                        Jim Brilliant / Vice President
                                        Name / Title